Dennis Howard Joins Frontdoor Board of Directors

Global executive brings wealth of knowledge and expertise in information technology, cybersecurity, operations and innovation

MEMPHIS, Tenn. — (Mar. 17, 2026)– Frontdoor, Inc. (NASDAQ: FTDR), the nation’s leading provider of home warranties and new home builder warranties, today announced that its board unanimously approved the election of Dennis Howard as a director and appointed him as a member of the Audit Committee, effective today.

“We are thrilled to welcome Dennis to Frontdoor’s board,” said Bill Cobb, Frontdoor’s Chairman and Chief Executive Officer. “Dennis brings over 30 years of experience in information technology and cybersecurity across several consumer-focused businesses. He possesses a deep understanding of digital platforms, enterprise systems and data analytics trends – which will greatly help us as we continue to optimize and improve our use of technology in the future. Further, his keen innovative and operational mindset will be a strong asset to our board.”

Howard currently serves as the Managing Director, Chief Technology, Operations, and Data Officer for Charles Schwab, a global financial services firm. He is responsible for Charles Schwab’s information technology, including a centralized technology organization and an enterprise project management office. In addition, Howard is responsible for the firm’s data assets, teams that handle all operational transactions for current clients of Charles Schwab, and transformation-related initiatives. He joined Charles Schwab in September 2014 as Senior Vice President of core technology solutions and served as the firm’s Executive Vice President and Chief Information Officer from 2016-2025.

“I am very excited to join the Frontdoor board,” Howard said. “I look forward to working closely with my fellow directors and the company’s leadership team to help take Frontdoor to the next level in this rapidly changing digital environment. Frontdoor already has a strong operational and technology foundation, and I’m excited to be able to contribute to Frontdoor’s continued and future business success.”

Prior to Charles Schwab, Howard was Senior Vice President and Chief Information Officer for Visa Inc. During his 12-year tenure at Visa, he served in various information technology roles across a number of disciplines, including development of enterprise systems, data and analytics, and client-facing product development.

Howard received his bachelor's degree from the University of Texas at San Antonio, and his master's degree from Baylor University.

Howard will stand for re-election at the company’s 2026 annual meeting of stockholders.

About Frontdoor

Frontdoor and its family of brands are on a mission to make life easier for every homeowner through innovative technology and quality customer service. With over 55 years of experience, we are the leading provider of home warranties in the United States, handling approximately 3.8 million service requests for more than 2.1 million members through a network of approximately 17,000 qualified and independent service contractors. We also offer new home builder warranty solutions, which deliver value to both builders and homeowners through a suite of builder warranty products and support services.

Our customizable home warranties are annual service plan agreements that cover the repair or replacement for breakdowns due to normal wear and tear of major components. We cover up to 29 home systems and appliances, including electrical, plumbing, HVAC systems, water heaters, refrigerators, dishwashers and ranges/ovens/cooktops, as well as optional coverages for pools, spas and pumps. Our home warranties provide peace of mind, budget protection, convenience, repair expertise and service guarantee. Our non-warranty services provide homeowners greater value through replacement and upgrade programs, as well as other home maintenance offerings.

Our 2-10 new home builder warranty solutions offer flexible builder‑backed and insurance‑backed warranty options covering workmanship, home distribution systems and structural components.

Frontdoor family of brands include American Home Shield, HSA, OneGuard, Landmark and 2-10 HBW brands. For more information about Frontdoor, Inc., please visit frontdoorhome.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions, and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements, because actual results may vary materially from those expressed or implied. The reports filed by Frontdoor pursuant to United States securities laws contain discussions of these risks and uncertainties.

Frontdoor assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review Frontdoor's filings with the United States Securities and Exchange Commission (which are available on the SEC's EDGAR database at www.sec.gov and via Frontdoor’s website at investors.frontdoorhome.com).

Investor Relations:
Matt Davis
901.701.5199
ir@frontdoorhome.com

Media:
Alison Bishop
901.701.5198
mediacenter@frontdoorhome.com